EMERALD DAIRY INC.

OFFER TO AMEND AND EXCHANGE
COMMON STOCK PURCHASE WARRANTS

THE OFFER EXPIRES AT
MIDNIGHT, EASTERN TIME, ON MARCH 17, 2010
UNLESS WE EXTEND THE OFFER

Emerald Dairy Inc. is referred to in this Offer to Amend and Exchange (“Offer to Amend and Exchange”) as “we,” “us” or the “Company” and holders of eligible outstanding warrants are referred to in this Offer to Amend and Exchange as “you” or “holder.”

We are offering holders of up to 5,374,648 warrants to purchase shares of our common stock, par value $.001 per share (“Common Stock”), having exercise prices of either $0.94, $1.50, $1.63, $2.04 or $3.26 per share, originally issued in connection with the private offerings we consummated in October 2007 (the “Original Warrants”), the opportunity to voluntarily exchange any or all of the Original Warrants for amended warrants exercisable at reduced exercise prices (“Amended Warrants”), for a limited period of time, upon the terms and subject to the conditions described in this Offer to Amend and Exchange (the “Offer”).  The only differences between the Original Warrants and the Amended Warrants being offered, relate to (i) the lower exercise prices, (ii) the shortened exercise period to twenty (20) days following the expiration of the Offer, (iii) the deletion of the provision that holders may not exercise their warrants if the exercise will cause them and their affiliates to beneficially own an aggregate of more than 9.9% of the outstanding shares of Common Stock of the Company, and (iv) the requirement that the exercise price must be paid in cash, as a cashless exercise of the Amended Warrants will not be permitted.

The reduced exercise prices of the Amended Warrants will depend on the current exercise prices applicable to your existing Original Warrants.  The Offer will provide you with the opportunity to exchange the Original Warrants you acquired in connection with the private offerings we consummated in October 2007, having exercise prices of $0.94, $1.50, $1.63, $2.04 and $3.26 per share, for new Amended Warrants with reduced exercise prices of $0.75, $1.20, $1.30, $1.63 and $1.63, respectively.  This is a one-time offer and the amendments are only valid during the period this Offer remains open.  That means your right to exchange your existing Original Warrants for Amended Warrants with reduced exercise prices will terminate upon the expiration of this Offer.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF ORIGINAL WARRANTS BEING TENDERED.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 8.

If you properly tender your eligible Original Warrants on or prior to March 17, 2010, you will be issued new Amended Warrants promptly following expiration of this Offer. See Section 6.

We have provided to you along with this Offer to Amend and Exchange an Election Form and Instructions for delivery of your Original Warrants.  We have also provided forms of the Amended Warrants that will be exchanged for the Original Warrants in connection with this Offer.

THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THIS OFFER.  HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE EXCHANGE AGENT, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ORIGINAL WARRANTS.  YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF YOUR ORIGINAL WARRANTS.

THE COMPANY HAS NO CURRENT INTENTION TO CONDUCT ANOTHER OFFER TO PROMOTE THE TENDER OF THE ORIGINAL WARRANTS.  HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

THE PROCEDURES FOR TENDERING YOUR ORIGINAL WARRANTS IN EXCHANGE FOR AMENDED WARRANTS IS SET FORTH IN QUESTIONS 1 THROUGH 17 OF THE SECTION ENTITLED “SUMMARY OF TERMS” AND IN SECTION 5, ENTITLED “THE OFFER - PROCEDURES FOR TENDERING ORIGINAL WARRANTS.”

Any questions concerning this Offer to Amend and Exchange or any other document accompanying or referred to in this Offer to Amend and Exchange, or to request additional copies of any such documents, may be directed to Computershare Inc. at (800) 546-5141.

February 10, 2010

TABLE OF CONTENTS

SUMMARY OF TERMS		1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER		7
THE OFFER		19
1.	Purpose of the Offer	19
2.	Eligibility	21
3.	Exchange of Original Warrants for Amended Warrants	21
4.	Number of Original Warrants	21
5.	Procedures for Tendering Original Warrants	22
6.	Acceptance of Original Warrants and Issuance of Amended Warrants	24
7.	Extension of Offer; Termination; Amendment	24
8.	Conditions of the Offer	25
9.	Market for Our Common Stock	27
10.	Source and Amount of Consideration; Description of Warrants	27
11.	Information Concerning Emerald Dairy	31
12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock	33
13.	Legal Matters; Regulatory Approval	36
14.	Certain Material United States Federal Income Tax Consequences	36
15.	Fees and Expenses	41
16.	Additional Information	41
17.	Forward-Looking Statements	42
18.	Miscellaneous	42

i

SUMMARY OF TERMS

THE FOLLOWING SUMMARY OF TERMS CONTAINS THE MATERIAL TERMS OF THE OFFER. WE URGE YOU TO READ IT CAREFULLY.  WE ALSO URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO AMEND AND EXCHANGE BECAUSE IT CONTAINS ADDITIONAL IMPORTANT INFORMATION NOT CONTAINED IN THIS SUMMARY OF TERMS.  IN ADDITION, WE URGE YOU TO REVIEW THE INFORMATION IN OUR (A) ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, FILED WITH THE SEC ON APRIL 9, 2009 (“2008 ANNUAL REPORT), AND (B) QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2009, FILED WITH THE SEC ON NOVEMBER 16, 2009, AS THESE DOCUMENTS CONTAIN IMPORTANT FINANCIAL INFORMATION AND OTHER RELEVANT INFORMATION ABOUT US. THESE DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE FROM US OR FROM THE SECURITIES AND EXCHANGE COMMISSION (“SEC”).  PLEASE SEE SECTION 16 IN THIS OFFER TO AMEND AND EXCHANGE FOR ADDITIONAL INFORMATION ON WHERE AND HOW THESE DOCUMENTS CAN BE OBTAINED.

NEITHER WE NOR OUR BOARD OF DIRECTORS ARE MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ORIGINAL WARRANTS OR NOT.  YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR ORIGINAL WARRANTS.

WE ARE NOT MAKING, AND WILL NOT MAKE, THE OFFER TO HOLDERS OF ORIGINAL WARRANTS IN ANY STATE OR OTHER JURISDICTION IN WHICH THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH STATE OR OTHER JURISDICTION.

1.           WHAT IS THE OFFER?

We are offering holders of up to 5,374,648 outstanding Original Warrants to purchase shares of our Common Stock, having exercise prices of either $0.94, $1.50, $1.63, $2.04 or $3.26 per share, originally issued in connection with the private offerings we consummated in October 2007, the opportunity to voluntarily exchange the Original Warrants for Amended Warrants exercisable at reduced exercise prices, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Amend and Exchange.  The applicable reduced exercise prices of the Amended Warrants a holder electing to accept this Offer will receive depends on the current exercise prices applicable to the existing Original Warrants to be exchanged therefor.

The table below indicates, by class of Original Warrant (which is determined by current exercise price), the reduced exercise prices of the Amended Warrants for which holders may exchange their eligible Original Warrants during the term of this Offer.

Class of Original Warrant (determined by Exercise Price)	Reduced Exercise Price for one share of Common Stock (Cash Exercise)	Variance
$0.94	$0.75	20%
$1.50	$1.20	20%
$1.63	$1.30	20%
$2.04	$1.63	20%
$3.26	$1.63	50%

If you properly tender your outstanding Original Warrants on or prior to March 17, 2010, you will be issued Amended Warrants promptly following expiration of this Offer. See Section 6.

The only differences between the Original Warrants you currently hold and the Amended Warrants being offered, are that the Amended Warrants:

•	will have the lower exercise prices described above;

•	will expire twenty (20) days following the expiration of the Offer;

•
will not be subject to the limitation contained in the Original Warrants, which provides that the Original Warrants may not be exercised if the exercise would cause the holder and its affiliates to hold an aggregate of more than 9.9% of the outstanding shares of Common Stock of the Company; and

•	must be exercised for cash, as a cashless exercise of the Amended Warrants will not be permitted.

2.	HOW MANY ORIGINAL WARRANTS WILL THE COMPANY ACCEPT FOR EXCHANGE IN THE OFFER?

There are 5,374,648 Original Warrants eligible for this Offer, including: (i) 373,334 Original Warrants to purchase shares of Common Stock at an exercise price of $0.94 per share, (ii) 1,333,333 Original Warrants to purchase shares of Common Stock at an exercise price of $1.50 per share, (iii) 235,583 Original Warrants to purchase shares of Common Stock at an exercise price of $1.63 per share, (iv) 906,190 Original Warrants to purchase shares of Common Stock at an exercise price of $2.04 per share, and (v) 2,526,208 Original Warrants to purchase shares of Common Stock at an exercise price of $3.26 per share.

The Offer is not conditioned on any minimum number of Original Warrants being tendered, but is subject to certain other conditions.  See Section 8.

3.	WHY ARE WE MAKING THE OFFER?

The purpose of this Offer is to raise additional capital for the Company by providing the holders of the Original Warrants with the opportunity to obtain Amended Warrants exercisable at reduced exercise prices , and encouraging the participating holders to exercise the Amended Warrants by significantly reducing the exercise prices and exercise periods of the Amended Warrants.  We intend to apply any proceeds received in connection with the subsequent exercise of the Amended Warrants toward the cost of completing the equipping of the first production line of our new production facility in Hailun City, Heilongjiang Province, People’s Republic of China (“PRC”), which we believe will enable us to produce an additional 9,000 tons of milk powder annually.  However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.  In addition, by reducing the number of outstanding Original Warrants, we can provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding.

4.	IS THE OFFER CONDITIONED ON THE OCCURRENCE OR NON-OCCURRENCE OF ANY EVENTS?

The Offer is not conditioned on a minimum number of eligible Original Warrants being tendered.  However, the Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer.  Once the Offer has expired, the conditions will no longer apply.  The events include, among other things:

•	a lawsuit challenging the Offer; or

•	a third-party tender offer for our Common Stock or other acquisition proposal.

For more information, see Section 8.

5.	ARE YOU OBLIGATED TO PARTICIPATE IN THE OFFER? IF YOU CHOOSE NOT TO PARTICIPATE, DO YOU HAVE TO DO ANYTHING?

No. You do not have to participate in the Offer, and there will be no repercussions if you choose not to participate in the Offer.  Again, it is entirely up to you, and we cannot advise you of what action you should take.

If you decide not to participate in the Offer, you do not need to do anything, and your Original Warrants will remain outstanding on their current terms until they expire or are exercised on their current terms.

6.	WHAT DO WE AND OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS THINK OF THE OFFER?

Neither we, our management, nor our Board of Directors, makes any recommendation as to whether you should participate or not participate in the Offer.  You must make your own decision whether to participate in the Offer and tender your Original Warrants.

7.	WHAT ARE THE KEY DATES OF THE OFFER?

Date	Event
February 10, 2010	Commencement of the Offer
March 17, 2010 (at midnight, Eastern Time)	Expiration of the Offer (unless extended by us)
Promptly after the expiration of the Offer	Issuance of Amended Warrants in exchange for validly tendered Original Warrants

Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time.  If we extend the Offer, we will continue to accept properly completed Election Forms and Withdrawal Forms until the new expiration date.  We may also cancel the Offer upon certain events.

8.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

All holders of outstanding Original Warrants to purchase shares of our Common Stock, which were originally issued in connection with the private offerings we consummated in October 2007, having exercise prices of $0.94, $1.50, $1.63, $2.04 and $3.26 per share (5,374,648 warrants in the aggregate), are eligible to participate in the Offer.

The Offer is only being made for outstanding, unexercised Original Warrants and does not in any way apply to shares previously purchased, whether upon the exercise of Original Warrants or otherwise, nor does it apply to any of our outstanding stock options.  If you have previously exercised an Original Warrant, that Original Warrant is no longer outstanding and is therefore not subject to the Offer.  If you have exercised an Original Warrant in part, the remaining unexercised portion of that Original Warrant is outstanding and may be tendered for exchange in connection with the Offer.  Original Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the Offer will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

9.	WHAT ARE THE KEY DIFFERENCES BETWEEN YOUR ORIGINAL WARRANTS AND THE AMENDED WARRANTS BEING OFFERED?

The only differences between the Original Warrants and the Amended Warrants being offered, relate to (i) the lower exercise prices, (ii) the shortened exercise period to twenty (20) days following the expiration of the Offer, (iii) the deletion of the provision that holders may not exercise their warrants if the exercise will cause them and their affiliates to beneficially own an aggregate of more than 9.9% of the outstanding shares of Common Stock of the Company, and (iv) the requirement that the exercise price must be paid in cash, as a cashless exercise of the Amended Warrants will not be permitted.

10.	WHAT WILL HAPPEN AT THE EXPIRATION OF THE OFFER?

As of the expiration of the Offer, the Original Warrants validly tendered and accepted by the Company pursuant to the terms and conditions of this Offer to Amend and Exchange, will be considered exchanged for applicable Amended Warrants.  Promptly following expiration of our Offer, you will receive warrant certificates representing the number of Amended Warrants to purchase shares of our Common Stock for which your Original Warrants were exchanged.  See Section 4.

11.	IF YOU CHOOSE TO TENDER YOUR ORIGINAL WARRANTS, DO YOU HAVE TO TENDER ALL OF YOUR ORIGINAL WARRANTS, OR CAN YOU JUST TENDER SOME OF THEM?

You are not required to tender all of your Original Warrants.  If you tender less than all of your Original Warrants, the remaining Original Warrants not tendered will remain outstanding until they expire by their current terms or are exercised.

12.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

The Offer is scheduled to expire at midnight, Eastern Time, on March 17, 2010.  Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time.  If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the Offer.

13.	WILL THE SHARES OF STOCK UNDERLYING THE AMENDED WARRANTS BE ELIGIBLE FOR RESALE WITHOUT RESTRICTION?

The shares of Common Stock issuable upon exercise of the Amended Warrants have been registered for resale in accordance with the resale restrictions set forth in the "Plan of Distribution" section of the Company’s prospectus, dated January 28, 2010, which can be found on the SEC’s public website, at http://www.sec.gov ..  While the prospectus is available for use as of the date of this Offer, there can be no assurance that the prospectus will be available for use at any particular future date.  Resales of the shares underlying the Amended Warrants may only be made at such time as they are either registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from registration under the Securities Act is available. See "Risk Factors—Risks Relating to the Market for our Common Stock and the Offer" and Section 12 "Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock" under "The Offer."

14.	WHAT ARE THE TAX CONSEQUENCES OF YOU TENDERING YOUR ORIGINAL WARRANTS PURSUANT TO THE OFFER?

As discussed under the heading “Certain Material United States Federal Income Tax Consequences” in this Offer to Amend and Exchange, you should not be required to recognize income for U.S. federal income tax purposes on the amendment of your Original Warrants.

YOU SHOULD CONSULT WITH YOUR OWN PERSONAL ADVISORS AS TO THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE OFFER.  TAX CONSEQUENCES MAY VARY DEPENDING ON YOUR INDIVIDUAL CIRCUMSTANCES.

15.	WHAT SHOULD YOU DO TO TENDER YOUR ORIGINAL WARRANTS?

If you decide to tender your Original Warrants, you must properly deliver to Computershare Inc., by midnight, Eastern Time, on March 17, 2010 (or such later date and time as we may extend the expiration of the Offer):

•	a properly completed and executed Election Form (which contains the text of the amendments we are offering in this Offer to Amend and Exchange); and

•	your signed Original Warrants.

This is a one-time offer and we will not accept late tenders under any circumstances.  We reserve the right to reject any or all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction to the contrary.  Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer, we will issue warrant certificates representing the number of Amended Warrants to purchase shares of our Common Stock for which your Original Warrants were exchanged.

Election Forms should be sent to: Computershare Inc., 250 Royall Street, Suite V, Canton, MA 02021.  Please note that delivery of your Election Form by facsimile will not be accepted.

16.	CAN YOU WITHDRAW YOUR PREVIOUSLY TENDERED ORIGINAL WARRANTS?

Yes.  To withdraw your tendered Original Warrants, you must properly complete, sign and date the Withdrawal Form included with this Offer to Amend and Exchange and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than midnight, Eastern Time, on March 17, 2010, the expiration date of the Offer (or such later date and time if we extend the Offer).

Withdrawal Forms should be sent to: Computershare Inc., 250 Royall Street, Suite V, Canton, MA 02021.  Please note that delivery of your Withdrawal Form by facsimile will not be accepted.

Once you have withdrawn your tendered Original Warrants, you may re-tender your Original Warrants only by again following the delivery procedures described in this Offer to Amend and Exchange before the expiration of the Offer.

17.	WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

We cannot and will not provide you any advice regarding your decision whether to tender your Original Warrants.  Any questions concerning this Offer to Amend and Exchange or any other document accompanying or referred to in this Offer to Amend and Exchange, or to request additional copies of any such documents may be directed to Computershare at (800) 546-5141.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This memorandum, together with other statements and information we publicly disseminate, contains certain forward-looking statements.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and which could materially affect actual results, performances or achievements.

Factors that may cause actual results to differ materially from current expectations include, but are not limited to the “Risk Factors” discussed in this Offer to Amend and Exchange.  Accordingly, there is no assurance that our expectations will be realized.  Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change our expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement is based.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

An investment in our Common Stock is speculative and involves a high degree of risk. You should carefully consider the following important risks and uncertainties before exchanging your Original Warrants for Amended Warrants in this Offer. If any of the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our Common Stock could decline significantly, and you might lose all or part of your investment.

Risks Related to Our Business

Unstable economic and market conditions may have serious adverse consequences on our business.

The recent worldwide economic downturn and market instability have made the business climate more volatile and more costly.  Although all of our business operations are currently conducted in the PRC, our general business strategy may be adversely affected by unpredictable and unstable market conditions.  If the current equity and credit markets deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. While we believe we have adequate capital resources to meet current working capital and capital expenditure requirements for the next twelve months, a radical economic downturn or increase in our expenses could require additional financing on less than attractive rates or on terms that are excessively dilutive to existing stockholders.  Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon our expansion plans.  These factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our Common Stock to decline significantly.

Our products may not achieve or maintain market acceptance.

We market our products in the PRC. Dairy product consumption in the PRC has historically been lower than in many other countries in the world.  Growing interest in milk products in the PRC is a relatively recent phenomenon which makes the market for our products less predictable.  Consumers may lose interest in the products.  As a result, achieving and maintaining market acceptance for our products will require substantial marketing efforts and the expenditure of significant funds to encourage dairy consumption in general, and the purchase of our products in particular.  There is substantial risk that the market may not accept or be receptive to our products.  Market acceptance of our current and proposed products will depend, in large part, upon our ability to inform potential customers that the distinctive characteristics of our products make them superior to competitive products and justify their pricing.  Our current and proposed products may not be accepted by consumers or able to compete effectively against other premium or non-premium dairy products.  Lack of market acceptance would limit our revenues and profitability.

In addition, we market our product, in part, as a healthy and good source of nutrition, however, periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow’s milk in the human diet.  An unfavorable study or medical finding could erode the popularity of milk in the Chinese diet and negatively affect the marketing of our product causing sales, and cause our revenues, to decline.

Recently discovered contamination of milk powder products produced in the PRC could result in negative publicity and have a material adverse effect on our business.

In mid-2008, a number of milk powder products produced within the PRC were found to contain unsafe levels of tripolycyanamide, also known as melamine, sickening thousands of infants.  This prompted the Chinese government to conduct a nationwide investigation into how the milk powder was contaminated, and caused a worldwide recall of certain milk powder products produced within the PRC. On September 16, 2008, the PRC’s Administration of Quality Supervision, Inspection and Quarantine (“AQSIQ”) revealed that it had tested samples from 175 dairy manufacturers, and published a list of 22 companies whose products contained melamine.  We passed the emergency inspection and were not included on AQSIQ’s list.  Although we believe that the inevitable contraction in the Chinese milk powder industry caused by this crisis will lead to increased demand for our products, we can not be certain that the illnesses caused by contamination in the milk powder industry, whether or not related to our products, won’t lead to a sustained decrease in demand for milk powder products produced within the PRC, thereby having a material adverse effect on our business.

As we increase the scale of our operations, we may be unable to maintain the level of quality we currently attain by producing our products in small batches.  If quality of our product declines, sales may decline.

Our products are manufactured in small batches.  If we are able to increase our sales, we will be required to increase our production.  Increased production levels may force us to modify our current manufacturing methods in order to meet demand. We may be unable to maintain the quality of our dairy products at increased levels of production.  If quality declines, consumers may not wish to purchase our products and a decline in the quality of our products could damage our reputation, business, operations and finances.

We depend on supplies of raw milk and other raw materials, a shortage of which could result in reduced production and sales revenues and/or increased production costs.

Raw milk is the primary raw material we use to produce our products.  As we pursue our growth strategy, we expect raw milk demands to continue to grow. Because we own only a small number of dairy cows, we depend on dairy farms and dairy farmers for our supply of fresh milk.  We expect that we will need to continue to increase the number of dairy farmers from which we source raw milk.  If we are not able to renew our contracts with suppliers or find new suppliers to provide raw milk we will not be able to meet our production goals and our sales revenues will fall.  If we are forced to expand our sources for raw milk, it may be more and more difficult for us to maintain our quality control over the handling of the product in our supply and manufacturing chain.  A decrease in the quality of our raw materials would cause a decrease in the quality of our product and could damage our reputation and cause sales to decrease.

Raw milk production is, in turn, influenced by a number of factors that are beyond our control including, but not limited to, the following:

•	seasonal factors: dairy cows generally produce more milk in temperate weather than in cold or hot weather and extended unseasonably cold or hot weather could lead to lower than expected production;

•
environmental factors: the volume and quality of milk produced by dairy cows is closely linked to the quality of the nourishment provided by the environment around them, and, therefore, if environmental factors cause the quality of nourishment to decline, milk production could decline and we may have difficulty finding sufficient raw milk; and

•
governmental agricultural and environmental policy: declines in government grants, subsidies, provision of land, technical assistance and other changes in agricultural and environmental policies may have a negative effect on the viability of individual dairy farms, and the numbers of dairy cows and quantities of milk they are able to produce.

We also source large volumes of soy beans, rice, and other raw materials from suppliers.  Interruption of or a shortage in the supply of raw milk or any of our other raw materials could result in our being unable to operate our production facilities at full capacity or, if the shortage is severe, at any production level at all, thereby leading to reduced production output and sales and reduced revenues.

Even if we are able to source sufficient quantities of raw milk or our other raw materials to meet our needs, downturns in the supply of such raw materials caused by one or more of these factors could lead to increased raw material costs which we may not be able to pass on to the consumers of our products, causing our profit margins to decrease.

Volatility of raw milk costs make our operating results difficult to predict, and a steep cost increase could cause our profits to diminish significantly.

The policy of the PRC since the mid-1990s has focused on moving the industry in a more market-oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in the PRC’s dairy policy could increase the risk of price volatility in the dairy industry, making our net income difficult to predict. Also, if prices are allowed to escalate sharply, our costs will rise and we may not be able to pass them on to consumers of our products, which will lead to a decrease in our profits.

The milk business is highly competitive and, therefore, we face substantial competition in connection with the marketing and sale of our products.

We face competition from non-premium milk producers distributing milk in our marketing area and other milk producers packaging their milk in glass bottles, and other special packaging, which serve portions of our marketing area. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace. Our largest competitors are state-owned dairies owned by the government of the PRC. Large foreign milk companies have also entered the milk industry in the PRC. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to our advertising claims. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

We face the potential risk of product liability associated with food products; Lack of general liability insurance exposes us to liability risks in the event of litigation against us.

We sell products for human consumption, which involves risks such as product contamination or spoilage, product tampering and other adulteration of our products. We may be subject to liability if the consumption of any of our products causes injury, illness or death. In addition, we may recall products in the event of contamination or damage. A significant product liability judgment or a widespread product recall may negatively impact our profitability for a period of time depending on product availability, competitive reaction and consumer attitudes. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. We would also have to incur defense costs, including attorneys’ fees, even if a claim is unsuccessful. We do not have liability insurance with respect to product liability claims. Any product liabilities claims could have a material adverse effect on its business, operating results and financial condition.

 The loss of any of our key executives could cause an interruption of our business and an increase in our expenses if we are forced to recruit a replacement; We have no key-man life insurance covering these executives.

We are highly dependent on the services of Yang Yong Shan, our Chairman, Chief Executive Officer and President.  He has been primarily responsible for the development and marketing of our products and the loss of his services would have a material adverse impact on our operations. We have not applied for key-man life insurance on his life and have no current plans to do so.

We do not have any independent directors serving on our board of directors, which could present the potential for conflicts of interest and prevent us from moving to a national securities exchange.

We currently do not have any independent directors serving on our board of directors and we cannot guarantee that our board of directors will have any independent directors in the future. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

In addition, since none of the directors currently on our board of would qualify as an independent director under the rules of the New York Stock Exchange, NYSE Amex Equities or The Nasdaq Stock Market, we would fail to satisfy at least one of the necessary initial listing requirements for any of these national securities exchanges.  Therefore, until we appoint a majority of independent directors to our board we expect that our Common Stock will continue to be listed on Over-the-Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority (“FINRA”), which might make our Common Stock less attractive to potential investors.

Our management has identified a material weakness in our internal control over financial reporting, which if not properly remediated could result in material misstatements in our future interim and annual financial statements and have a material adverse effect on our business, financial condition and results of operations and the price of our Common Stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles.

As further described in Part II, Item 9A. “Controls and Procedures” of our 2008 Annual Report, our management has identified a material weakness in our internal control over financial reporting.  A material weakness, as defined in the standards established by the Public Company Accounting Oversight Board, is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Although we are in the process of implementing initiatives aimed at addressing this material weakness, these initiatives may not remediate the identified material weakness.  Failure to achieve and maintain an effective internal control environment could result in us not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial information pursuant to the reporting obligations we will have as a public company, which could have a material adverse effect on our business, financial condition and results of operations.  Further, it could cause our investors to lose confidence in the financial information we report, which could adversely affect the price of our Common Stock.

Ensuring that we have adequate internal financial and accounting controls and procedures in place might entail substantial costs, may take a significant period of time, and may distract our officers and employees from the operation of our business, which could adversely affect our operating results and our ability to operate our business.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently.  We became a public company as a result of a reverse merger we consummated on October 9, 2007 (the “Reverse Merger”).  As a public company, we need to document, review, test and, if appropriate, improve our internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors.  Both we and our independent auditors will be testing our internal controls in connection with the Section 404 requirements and, as part of that documentation and testing, will identify areas for further attention and improvement.

Implementing any appropriate changes to our internal controls might entail substantial costs in order to add personnel and modify our existing accounting systems, take a significant period of time to complete, and distract our officers and employees from the operation of our business.  These changes might not, however, be effective in maintaining the adequacy of our internal controls, and could adversely affect our operating results and our ability to operate our business.

Risks Related to Doing Business in the PRC

Changes in the PRC’s political or economic situation could harm us and our operational results.

Economic reforms which have been adopted by the Chinese government could change at any time.  Because many reforms are unprecedented or experimental, they are expected to be refined and adjusted.  Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within the PRC, could lead to further readjustment of the reform measures.  This refining and readjustment process may negatively affect our operations.  This could damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; or

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (“OECD”) in many ways.  As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.  It is possible that the Chinese government may abandon its reforms all together and return to a more nationalized economy. Negative impact upon economic reform policies or nationalization could result in a total investment loss in our Common Stock.

Changes in the interpretations of existing laws and the enactment of new laws may negatively impact our business and results of operation.

There are substantial uncertainties regarding the application of Chinese laws, especially with respect to existing and future foreign investments in the PRC.  The Chinese legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  Laws and regulations effecting foreign invested enterprises in the PRC have only recently been enacted and are evolving rapidly, and their interpretation and enforcement involve uncertainties.  Changes in existing laws or new interpretations of such laws may have a significant impact on our methods and costs of doing business.  For example, new legislative proposals for product pricing, approval criteria and manufacturing requirements may be proposed and adopted.  Such new legislation or regulatory requirements may have a material adverse effect on our financial condition, results of operations or cash flows.  In addition, we will be subject to varying degrees of regulation and licensing by governmental agencies in the PRC.  Future regulatory, judicial and legislative changes could have a material adverse effect on our Chinese operating subsidiaries.  Regulators or third parties may raise material issues with regard to our Chinese subsidiaries or our compliance or non-compliance with applicable laws or regulations or changes in applicable laws or regulations may have a material adverse effect on our operations. Because of the evolving nature in the law, it will be difficult for us to manage and plan for changes that may arise.

It will be difficult for any shareholder of ours to commence a legal action against our executives.   Enforcing judgments won against them or us will be difficult.

Most of our officers and directors reside outside of the United States.  As a result, it will be difficult, if not impossible, to acquire jurisdiction over those persons in a lawsuit against any of them, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.  Because the majority of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.  Moreover, we have been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006.  The New M&A Rule purports, among other things, to require offshore special purpose vehicles (“SPVs”), formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other laws and regulations of the PRC (“PRC Laws”), the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

On October 9, 2007, American International Dairy Holding Co., Inc., the parent company of the Chinese corporations through which we do all of our business, became a subsidiary through the Reverse Merger.  Based on our understanding of current PRC Laws, we believe that the New M&A Rule does not require us or our Chinese shareholders or our entities in China to obtain the CSRC approval in connection with the Reverse Merger, because AIDH completed the approval procedures of the acquisition of a majority equity interest in its PRC subsidiary before September 8, 2006 when the New M&A Rule became effective.

There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC Laws, including the New M&A Rule.  PRC government authorities may take a view contrary to our understanding that we do not need the CSRC approval, and Chinese government authorities may impose additional approvals and requirements.

Further, if the PRC government finds that we or our Chinese shareholders did not obtain the CSRC approval, which should have been obtained before consummating the Reverse Merger, we could be subject to severe penalties.  The New M&A Rule does not specify penalty terms, so we are not able to predict what penalties we may face, but they could be materially adverse to our business and operations.

Future inflation in the PRC may inhibit our ability to conduct business in the PRC.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past ten years, the rate of inflation in the PRC has been as high as 20.7% and as low as 2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in the PRC, which could harm the market for our products and adversely effect our operations and business.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in western-style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.  If we are not able to maintain adequate controls our financial statements may not properly represent our financial condition, results of operation or cash flows.  Weakness in our controls could also delay disclosure of information to the public which is material to an investment decision with respect to our stock.

Fluctuations in the exchange rate between the Chinese currency and the United States dollar could adversely affect our operating results.

The functional currency of our operations in China is “Renminbi,” or “RMB.”  However, results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results.  As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities.  Fluctuations may adversely affect the comparability of period-to-period results.  We currently do not use hedging techniques, and even if in the future we do, we may not be able to eliminate the effects of currency fluctuations.  Thus, exchange rate fluctuations could cause our profits to decline, which, in turn, may cause our stock prices, to decline.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is currently not a freely convertible currency, and the restrictions on currency exchange may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC, or to make dividends or other payments in United States dollars.  The PRC government strictly regulates conversion of RMB into foreign currencies.  Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.  In the PRC, SAFE regulates the conversion of the RMB into foreign currencies.  Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.”  Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE.  However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005.  Notice 75 replaced the two rules issued by SAFE in January and April 2005.

According to Notice 75:

•
prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•
an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•
an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively.  As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006.  Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75.  The Implementing Rules were promulgated and became effective on May 29, 2007.  Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.  However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  It remains uncertain whether PRC residents shall go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

Penalties for non-compliance which may be issued by SAFE can impact the PRC resident investors as well as the onshore subsidiary.  However, certain matters related to implementation of Circular No. 75 remain unclear or untested.  As a result, we may be impacted by potential penalties which may be issued by SAFE.  For instance, remedial action for violation of the SAFE requirements may be to restrict the ability of our Chinese subsidiaries to repatriate and distribute its profits to us in the United States.  The results of non-compliance are uncertain, and penalties and other remedial measures may have a material adverse impact upon our financial condition and results of operations.

Extensive regulation of the food processing and distribution industry in the PRC could increase our expenses resulting in reduced profits.

We are subject to extensive regulation by the PRC's Agricultural Ministry, and by other county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products.  Applicable laws and regulations governing our products may include nutritional labeling and serving size requirements.  Our processing facilities and products are subject to periodic inspection by national, county and local authorities.  To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations.  Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

Limited and uncertain trademark protection in the PRC makes the ownership and use of our trademarks uncertain.

We have obtained trademark registrations for the use of our tradenames “Xing An Ling” and “Yi Bai”, which have been registered with the PRC’s Trademark Bureau of the State Administration for Industry and Commerce with respect to our milk products.  We believe our trademarks are important to the establishment of consumer recognition of our products.  However, due to uncertainties in Chinese trademark law, the protection afforded by our trademarks may be less than we currently expect and may, in fact, be insufficient.  Moreover even if it is sufficient, in the event it is challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful.  Moreover, any events or conditions that negatively impact our trademarks could have a material adverse effect on our business, operations and finances.

Risks Relating to the Market for Our Common Stock and the Offer

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a Reverse Merger, as further described in Section 11 "Information Concerning Emerald Dairy – Corporate Information" under "The Offer."  Because of our Reverse Merger, we could be exposed to undisclosed liabilities resulting from our operations prior to the merger and we could incur losses, damages or other costs as a result.  In addition, securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our Common Stock.  Further, brokerage firms may not want to conduct any secondary offerings on our behalf in the future.  These factors may negatively affect the market price and liquidity of our Common Stock.

Future sales of our Common Stock in the public market could cause our stock price to fall.

A total of 12,589,979 shares of our Common Stock, including the shares underlying the Original Warrants, have been registered for resale under the Securities Act.  Consequently, any shares of Common Stock issued upon exercise of the Amended Warrants as part of the Offer to Exchange will be immediately eligible for public sale.  Sales of these shares of Common Stock and/or the other registered shares, or the sale of any shares of Common Stock that are eligible to be sold under Rule 144 of the Securities Act, or the perception that such sales might occur, could cause the market price of our Common Stock to decline.

There is currently a limited trading market for our Common Stock and a more liquid trading market may never develop or be sustained and stockholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than the Company’s value.

There is currently a limited trading market for our Common Stock and a more liquid trading market may never develop.  As a result, the price if traded may not reflect the value of the Company.  Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of our business.  Because the price for our stock is low, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of Common Stock like ours as collateral for any loans.  Even if a more active market should develop, the price may be highly volatile.

Our Common Stock is currently approved for quotation on the OTCBB.  We do not satisfy the initial listing standards of the New York Stock Exchange, NYSE Amex Equities or The Nasdaq Stock Market.  If we never are able to satisfy any of those listing standards our Common Stock will never be listed on an exchange.  As a result, the trading price of our stock may be lower than if we were listed on an exchange. Our stock may be subject to increased volatility.  When a stock is thinly traded, a trade of a large block of shares can lead to a dramatic fluctuation in the share price.  These factor may make it more difficult for our shareholders to sell their shares.

Our stock price may be volatile in response to market and other factors.

The market price for our stock may be volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	the increased concentration of the ownership of our shares by a limited number of affiliated stockholders following the Reverse Merger may limit interest in our securities;

•	variations in quarterly operating results from the expectations of securities analysts or investors;

•	revisions in securities analysts’ estimates or reductions in security analysts’ coverage;

•	announcements of technological innovations or new products or services by us or our competitors;

•	reductions in the market share of our products;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	general technological, market or economic trends;

•	volatility in our results of operations;

•	investor perception of our industry or prospects;

•	insider selling or buying;

•	investors entering into short sale contracts;

•	regulatory developments affecting our industry; and

•	additions or departures of key personnel.

These factors may negatively effect the market price and liquidity of our Common Stock.

“Penny Stock” rules may make buying or selling our Common Stock difficult.

Trading in our Common Stock is subject to the “penny stock” rules.  The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  These rules require that any broker-dealer that recommends our Common Stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market.  In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market price and liquidity of our Common Stock.

We have a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring certain corporate actions and may lead to a sudden change in our stock price.

Our Common Stock ownership is highly concentrated.  As of the date hereof, one shareholder, Yang Yong Shan, beneficially owns 14,063,329 shares, or approximately 42.5% of our total outstanding Common Stock.  He is also our Chairman, Chief Executive Officer and President.  His interests may differ significantly from your interests.   As a result of the concentrated ownership of our stock, a relatively small number of stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions.  In addition, because our stock is so thinly traded, the sale by any of our large stockholders of a significant portion of that stockholder’s holdings could cause a sharp decline in the market price of our Common Stock.

We have the right to issue up to 10,000,000 shares of "blank check" preferred stock, which may adversely affect the voting power of the holders of other of our securities and may deter hostile takeovers or delay changes in management control.

Our certificate of incorporation provides that we may issue up to 10,000,000 shares of preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. While none of our preferred stock has yet been issued, our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of shares of preferred stock could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.  Such an issuance would dilute existing stockholders, and the securities issued could have rights, preferences and designations superior to our Common Stock.

A substantial number of shares of our Common Stock are issuable upon exercise of outstanding warrants, the exercise of which will substantially reduce the percentage ownership of holders of our currently outstanding shares of Common Stock, and the sale of which may cause a decline in the price at which shares of our Common Stock can be sold.

As of the date hereof, we have outstanding exercisable warrants to purchase an aggregate of 7,460,813 shares of our Common Stock, of which:

•	373,334 are exercisable at a price of $0.94 per share;

•	1,333,333 are exercisable at a price of $1.50 per share;

•	2,246,748 are exercisable at a price of $1.63 per share;

•	906,190 are exercisable at a price of $2.04 per share;

•	75,000 are exercisable at a price of $2.61 per share; and

•	2,526,208 are exercisable at a price of $3.26 per share.

5,374,648 of these warrants are the Original Warrants subject to this Offer.  We also have outstanding warrants to purchase 714,286 shares of our Common Stock at an exercise price of $1.68 per share, which may become exercisable on March 2, 2010 if certain conditions are met.  The issuance of all or substantially all additional shares of Common Stock that are issuable upon exercise of our outstanding warrants will substantially reduce the percentage equity ownership of holders of shares of our Common Stock.  In addition, the exercise of a significant number of warrants, and subsequent sale of shares of Common Stock received upon such exercise, could cause a sharp decline in the market price of our Common Stock.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our Common Stock and do not intend to pay cash dividends in the foreseeable future.  We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.  Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue.  Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.  In addition, the certain promissory notes we issued in the June 2008, as amended, and November 2008 contain restrictive covenants on our payment of dividends.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Although our Board of Directors has approved the Offer, it makes no recommendation as to whether holders of Original Warrants should accept the Offer.  We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer.  We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants.  We do not take a position as to whether you ought to participate in the Offer to Exchange.

If you choose to participate in the Offer to Exchange, you will be required to exercise your Exchanged Warrants for Common Stock within twenty (20) days following the expiration of the Offer.

If you exchange your Original Warrants for Amended Warrants, the exercise period for the Amended Warrants will be shortened to twenty (20) days after the expiration of the Offer (the "New Termination Date").  The Amended Warrants will terminate if the holders do not exercise them prior to the New Termination Date.  If you choose to participate in the Offer, you will be required to exercise your Amended Warrants within twenty (20) days of the expiration of the Offer, and then your investment will be subject to the other risks described under "Risk Factors" in this Offer to Amend and Exchange.

Income tax consequences of participation in the Offer to Amend and Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service ("IRS") regarding the U.S. federal income tax consequences of exchanging the Original Warrants for Amended Warrants and immediately exercising the Amended Warrants.  In the event the IRS determines that such exchange of securities is not a recapitalization transaction then the exchange of your Original Warrants for Amended Warrants will be a taxable transaction.  See Section 16 "Certain Material United States Federal Income Tax Consequences" under "The Offer."

THE OFFER

1.	Purpose of the Offer

We are offering holders of up to 5,374,648 outstanding Original Warrants to purchase shares of our Common Stock, having exercise prices of $0.94, $1.50, $1.63, $2.04 or $3.26 per share, which were originally issued in connection with the private offerings we consummated in October 2007, the opportunity to voluntarily exchange any or all of their Original Warrants for Amended Warrants exercisable at reduced exercise prices as described in Section 10 below.  By properly tendering your eligible Original Warrants for exchange upon expiration of the Offer, assuming such Original Warrants are accepted by the Company pursuant to the terms of this Offer to Amend and Exchange, you will receive warrant certificates representing the number of Amended Warrants to purchase shares of our Common Stock for which your Original Warrants were exchanged.

The purpose of this Offer is to raise additional capital for the Company by providing the holders of the Original Warrants with the opportunity to obtain Amended Warrants exercisable at reduced exercise prices , and encouraging the participating holders to exercise the Amended Warrants by significantly reducing the exercise prices and exercise periods of the Amended Warrants.  We intend to apply any proceeds received in connection with the subsequent exercise of the Amended Warrants toward the cost of completing the equipping of the first production line of our new production facility in Hailun City, Heilongjiang Province, PRC, which we believe will enable us to produce an additional 9,000 tons of milk powder annually.  However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.  We hope to complete the equipping of the first production line and to start production in the second quarter of fiscal 2010.  In addition, by reducing the number of outstanding Original Warrants, we can provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding.

We believe, that the cost of completing this Offer will be lower than the cost of conducting a private placement or public offering of our securities.  In addition, we can raise the funds to be received upon exercise of the Amended Warrants by anyone electing to accept this Offer without diluting our existing shareholders percentage of ownership in the Company, as calculated on a fully diluted basis.

This is a unique, one-time offer, and you should take this into account in deciding whether to participate and tender your outstanding Original Warrants pursuant to this Offer to Amend and Exchange.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF ORIGINAL WARRANTS BEING TENDERED.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 8.

Neither we, our management, nor our Board of Directors makes any recommendation as to whether you should tender your Original Warrants or not.  You must make your own decision whether to participate in the Offer and tender your Original Warrants for amendment.  Please see “Certain Risks of Participating in the Offer” in this Offer to Amend and Exchange for additional information.

The Original Warrants, which have exercise prices of $0.94, $1.50, $1.63, $2.04 or $3.26 per share, were issued in a number of transactions as follows:

On October 9, 2007, we sold 1,333,333 units of our securities to an accredited investor, consisting of: (i) 1,333,333 shares of our Common Stock, (ii) warrants to purchase 266,667 shares of our Common Stock, at an exercise price of $0.94 per share (“Warrant W-1”), and (iii) warrants to purchase 1,333,333 shares of our Common Stock, at an exercise price of $1.50 per share (“Warrant W-2”), for an aggregate purchase price of $1,000,000 (the “First Offering”).

In addition, in October 2007, we conducted a private offering of up to a maximum of $8,000,000 of units of our securities (the “Second Offering”).  On October 9, 2007, we sold 2,061,227 units of our securities to certain accredited investors, consisting of (i) 2,061,227 shares of our Common Stock, (ii) warrants to purchase 412,245 of our Common Stock, at an exercise price of $2.04 per share (the “Class A Warrants”), and (iii) warrants to purchase 2,061,227 shares of our Common Stock, at an exercise price of $3.26 per share (the “Class B Warrants”), for an aggregate purchase price of $3,359,800. On October 19, 2007, we sold 2,846,746 additional units of our securities to certain accredited investors, consisting of (i) 2,846,746 shares of our Common Stock, (ii) 569,346 Class A Warrants, and (iii) 2,846,746 Class B Warrants, for an aggregate purchase price of $4,640,200.

In connection with the First Offering and Second Offering (collectively, the “October Offerings”), we engaged finders and placement agents to whom we paid fees in the aggregate of $700,452, and granted (i) warrants to purchase an aggregate of 106,667 shares of our Common Stock, at an exercise price of $0.94 per share, the terms and conditions of which are identical to the those of Warrant W-1, and (ii) warrants to purchase 392,639 shares of our Common Stock, at an exercise price of $2.04, the terms and conditions of which are identical to the those of the Class A Warrants ((i) and (ii) collectively, the “Placement Agent Warrants”).  As of March 2, 2009, the exercise prices of 235,583 of the Placement Agent Warrants were reduced from $2.04 to $1.63, as partial consideration for services rendered in connection with a consulting agreement we entered into with one of the holders.

In addition, (i) an aggregate of 183,457 of our Class A Warrants and 175,937 of our Class B Warrants were exercised in connection with a prior warrant tender offer we made to our warrant holders to voluntarily amend any or all of their warrants to reduce the exercise prices, which closed as of March 2, 2009, and (ii) an aggregate of 49,000 of our Class A Warrants and 2,205,828 of our Class B Warrants were exercised immediately following an additional warrants tender offer we made to our warrant holders to voluntarily amend any or all of their warrants to reduce the exercise prices, which closed as of August 13, 2009.

Pursuant to the provisions of Section 10 of each of Warrant W-1, Warrant W-2, the Class A Warrants, the Class B Warrants and the Placement Agent Warrants (collectively, the “Warrants”), the original expiration dates of the Warrants were to be extended beyond their initial stated termination dates for certain specified periods until the Company satisfied certain registration rights provisions relating to the shares of the Company’s Common Stock underlying the Warrants.  As a result of our satisfaction of the registration rights provisions on January 28, 2010, the expiration dates of the Warrants were adjusted to provide as follows:

•	373,334 Warrants exercisable at $0.94 per share that would otherwise have expired on October 9, 2010 now expire on August 1, 2012;

•	1,333,333 Warrants exercisable at $1.50 per share that would otherwise have expired on October 9, 2009 now expire on August 2, 2011;

•	190,245 Warrants exercisable at $2.04 per share that would otherwise have expired on October 9, 2010 now expire on August 1, 2012;

•	981,747 Warrants exercisable at $3.26 per share that would otherwise have expired on October 9, 2009 now expire on August 2, 2011;

•	235,583 Warrants exercisable at $1.63 per share that would otherwise have expired on October 19, 2010 now expire on August 11, 2012;

•	715,945 Warrants exercisable at $2.04 per share that would otherwise have expired on October 19, 2010 now expire on August 11, 2012; and

•	1,544,461 Warrants exercisable at $3.26 per share that would otherwise have expired on October 19, 2009 now expire on August 12, 2011.

The Company expects to record a non-cash charge against earnigs of approximately $5.0 million resulting from the extension of the expiration dates of the Warants.

2.	Eligibility

We are making the Offer to holders of up to 5,374,648 outstanding Original Warrants to purchase shares of our Common Stock, originally issued in connection with the private offerings we consummated in October 2007, having exercise prices of $0.94, $1.50, $1.63, $2.04 and $3.26 per share.  The Original Warrants eligible to participate in this Offer include (i) 373,334 Original Warrants to purchase shares of Common Stock at an exercise price of $0.94 per share, (ii) 1,333,333 Original Warrants to purchase shares of Common Stock at an exercise price of $1.50 per share, (iii) 235,583 Original Warrants to purchase shares of Common Stock at an exercise price of $1.63 per share, (iv) 906,190 Original Warrants to purchase shares of Common Stock at an exercise price of $2.04 per share, and (v) 2,526,208 Original Warrants to purchase shares of Common Stock at an exercise price of $3.26 per share.

WE ARE NOT MAKING, AND WILL NOT MAKE, THE OFFER TO HOLDERS OF ORIGINAL WARRANTS IN ANY STATE OR OTHER JURISDICTION IN WHICH THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH STATE OR OTHER JURISDICTION.

The Offer is only being made for outstanding, unexercised Original Warrants and does not in any way apply to shares previously purchased, whether upon the exercise of Original Warrants or otherwise, nor does it apply to any of our outstanding stock options.  If you have previously exercised an Original Warrant, that Original Warrant is no longer outstanding and is therefore not subject to the Offer.  If you have exercised an Original Warrant in part, the remaining unexercised portion of that Original Warrant is outstanding and may be tendered for exchange in connection with the Offer.  Original Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the Offer will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

3.	Exchange of Original Warrants for Amended Warrants

By properly tendering your eligible Original Warrants for exchange, assuming such Original Warrants are accepted by the Company pursuant to the terms of this Offer to Amend and Exchange, your Original Warrants will be considered to have been exchanged for Amended Warrants concurrently with the expiration of the Offer. We will issue warrant certificates representing the number of Amended Warrants to purchase shares of our Common Stock for which your Original Warrants were exchanged promptly following the expiration of the Offer.

You are not required to tender all of your eligible Original Warrants.  If you tender less than all of your eligible Original Warrants, however, the remaining Original Warrants not tendered will remain outstanding on their current terms until they expire or are exercised on their current terms.  If you deliver a warrant certificate representing your Original Warrants but do not tender for amendment all of the Original Warrants evidenced by that instrument, we will reissue you a warrant certificate for the balance of the Original Warrants not tendered promptly following expiration of the Offer.  The reissued warrant certificate for the remaining Original Warrants will reflect the Original Warrant terms and will not provide for the reduced exercise price or additional methods of exercise to the extent not in your original warrant certificate.

4.	Number of Original Warrants

Number of Warrants

There are an aggregate of 5,374,648 outstanding Original Warrants eligible for this Offer, including: (i) 373,334 Original Warrants to purchase shares of Common Stock at an exercise price of $0.94 per share, (ii) 1,333,333 Original Warrants to purchase shares of Common Stock at an exercise price of $1.50 per share, (iii) 235,583 Original Warrants to purchase shares of Common Stock at an exercise price of $1.63 per share, (iv) 906,190 Original Warrants to purchase shares of Common Stock at an exercise price of $2.04 per share, and (v) 2,526,208 Original Warrants to purchase shares of Common Stock at an exercise price of $3.26 per share.

If we:

•	increase or decrease the exercise price of the Amended Warrants to be exchanged for Original Warrants in connection with this Offer; or

•	increase or decrease the number of Original Warrants eligible to participate in this Offer; or

•	make any other material amendment to the terms of this Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 7, we will extend the Offer until the expiration of such period of ten business days.  For the purposes of the Offer, a "business day" means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF ORIGINAL WARRANTS BEING TENDERED AND IS NOT CONDITIONED UPON ANY REQUIRED FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 8.

We will not accept any Original Warrants for exchange which have not been properly tendered in accordance with the terms and conditions of this Offer to Amend and Exchange.  We will return to the tendering warrant holders Original Warrants that we do not accept in the Offer at our expense promptly after the applicable expiration date.

As described in Section 14 of this Offer to Amend and Exchange, the tender of your Original Warrants for Amended Warrants in connection with this Offer may affect the United States federal income tax consequences to that warrant holder and, therefore, may be relevant to a warrant holder's decision whether or not to tender Original Warrants.

THE COMPANY HAS NO CURRENT INTENTION TO CONDUCT ANOTHER OFFER TO PROMOTE THE TENDER OF THE ORIGINAL WARRANTS.  HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

This Offer to Amend and Exchange and the related Election Form will be mailed to record holders of eligible Original Warrants whose names appear on our warrant holder list.

5.	Procedures for Tendering Original Warrants

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer.  If you decide not to participate in the Offer, you do not need to do anything and your Original Warrants will remain outstanding until they expire by their terms or are exercised.

Proper Tender of Original Warrants

To participate in the Offer, you must properly complete, sign and date the Election Form included with this Offer to Amend and Exchange and mail or otherwise deliver it to us, with your Original Warrants, so that we receive them no later than midnight, Eastern Time, on March 17, 2010, the expiration of the Offer (or such later date and time if we extend the Offer), at: Computershare Inc., 250 Royall Street, Suite V, Canton, MA 02021. Please note that delivery of the Election Form by facsimile will not be accepted.

The Election Form should clearly indicate the number of eligible Original Warrants you are tendering in each class (which is determined by current exercise price).

The Election Form must be executed by the record holder of the tendered Original Warrants.  However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

If you do not submit an Election Form for your Original Warrants prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the Offer.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT YOUR OWN RISK.  If you wish to deliver your Election Form or your signed Original Warrants by regular mail, we urge you to mail sufficiently in advance of the expiration date to ensure we receive them prior to the expiration of the Offer.  We also recommend that you use certified mail with return receipt requested.  In all cases, you should allow sufficient time to ensure timely delivery.  Delivery will be deemed made only when actually received by us.  WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

Withdrawal Rights

You may change your election and withdraw from the Offer your tendered Election Form and Original Warrants only if you properly complete, sign and date the Withdrawal Form included with this Offer to Amend and Exchange and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than midnight, Eastern Time, on March 17, 2010, the expiration of the Offer (or such later date and time if we extend the Offer), at Computershare Inc., 250 Royall Street, Suite V, Canton, MA 02021. Please note that delivery of the Withdrawal Form by facsimile will not be accepted.

You may also withdraw your tendered Election Form and Original Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if they have not been accepted by us for payment within 40 business days from the commencement of the Offer.

The Withdrawal Form must be executed by the record holder of the Original Warrants to be withdrawn.  However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM IS AT YOUR OWN RISK.  If you wish to deliver your Withdrawal Form by regular mail, we urge you to mail the form sufficiently in advance of the expiration date to ensure we receive it prior to the expiration of the Offer.  We also recommend that you use certified mail with return receipt requested.  In all cases, you should allow sufficient time to ensure timely delivery.  Delivery will be deemed made only when actually received by us.  WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

Once you have withdrawn your tendered Election Form and Original Warrants, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offer to Amend and Exchange.

Determination of Validity; Rejection of Original Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Original Warrants or withdrawal of tendered Original Warrants.  Our determination of these matters will be final and binding on all parties.  We may reject any or all tenders of or withdrawals of tendered Original Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made.  We may waive, as to all eligible warrant holders, any defect or irregularity in any tender with respect to any particular Original Warrant.  Any waiver granted as to one warrant holder will be afforded to all holders of that class of Original Warrants.  We may also waive any of the conditions of the Offer to Amend and Exchange, so long as such waiver is made with respect to all warrant holders.  No tender of Original Warrants or withdrawal of tendered Original Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us.  NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

6.	Acceptance of Original Warrants and Issuance of Amended Warrants

The Offer is scheduled to expire at midnight, Eastern Time, on March 17, 2010. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time.  If the Offer is extended, we will announce the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the Offer.

Upon the terms and subject to the conditions of the Offer to Amend and Exchange, we expect, upon and as of the expiration of the Offer, to:

•	accept for amendment all properly tendered and not validly withdrawn eligible Original Warrants exercised at the applicable reduced exercise prices; and

•	treat all such tendered Original Warrants as exchanged for Amended Warrants in the appropriate form provided with this Offer to Amend and Exchange.

Promptly after the expiration of the Offer, we will issue or cause to be issued warrant certificates representing the number of Amended Warrants to purchase shares of our Common Stock for which your Original Warrants were exchanged.  If we withdraw the Offer or if, at the expiration date, we do not accept the tender of your Original Warrants for any valid reason described in this Offer to Amend and Exchange, we will promptly return to you your tendered Original Warrants.  If you tender for amendment and exchange less than the number of Original Warrants reflected on the warrant certificate delivered according to the procedures described in this Offer to Amend and Exchange, we will promptly issue or cause to be issued to you a new warrant certificate representing the remaining Original Warrants not tendered by you and containing the terms of your Original Warrants.

If you elect to tender your eligible Original Warrants and you do so according to the procedures described in this Offer to Amend and Exchange, you will have accepted the Offer.  Our acceptance of your eligible Original Warrants for tender will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer to Amend and Exchange upon the expiration of the Offer.

If you elect not to participate in the Offer, your Original Warrants will remain outstanding until they expire or are exercised by their original terms, and you will not have any rights to Amended Warrants.

7.	Extension of Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Offer is open and delay accepting any tendered Original Warrants by giving oral or written notice of the extension to eligible warrant holders.  If we extend the Offer, we will continue to accept properly completed Election Forms until the new expiration date.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the Offer and to postpone our acceptance of any tendered Original Warrant upon the occurrence of any of the conditions specified under Section 8 of this Offer to Amend and Exchange, by, in addition to the procedure set forth herein, giving oral or written notice of the termination, amendment or postponement.  Our reservation of the right to delay our acceptance of tendered Original Warrants is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Original Warrants tendered promptly after termination or withdrawal of a tender offer.

Amendments to the Offer may be made at any time and from time to time by an announcement.  In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.  Any announcement made pursuant to the Offer to Amend and Exchange will be disseminated promptly to holders of Original Warrants in a manner reasonably designed to inform such holders of such amendment.  Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the Offer to Amend and Exchange or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

8.	Conditions of the Offer

Notwithstanding any other provision of the Offer to Amend and Exchange, we will not be required to accept any tendered Original Warrants, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Original Warrants, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Original Warrants:

(a)  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the issuance of Amended Warrants, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance of the Original Warrants tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Original Warrants tendered for exchange;

•	materially impair the benefits we hope to receive as a result of the Offer; or

•
materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Original Warrants in our private placements;

(c)  there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•
any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our Common Stock;

•
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)  a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 17, 2010;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 17, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e)  any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The conditions to the Offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration.

In addition to the foregoing, we may waive any of the conditions to the Offer, in whole or in part, at any time and from time to time prior to the expiration, in our sole discretion, whether or not we waive any other condition to the Offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described above will be final and binding upon all persons, subject to the judgment of any court of competent jurisdiction to the contrary.

9.	Market for Our Common Stock

Our Common Stock was approved for quotation on the OTCBB of FINRA in the first quarter of 2007.  Through October 9, 2007, our trading symbol was “MCTC.OB.”  As of October 9, 2007, we changed our name to Amnutria Dairy Inc. and were assigned a new trading symbol of “AUDY.OB.”  On January 25, 2008, we changed our name to Emerald Dairy Inc. and received a new trading symbol of “EMDY.OB”.

On October 20, 2008, shares of Common Stock purchased in two private offerings we consummated in October 2007 became eligible for sale pursuant to Rule 144 under the Securities Act.  Prior to that, there had been no established public trading market for shares of our Common Stock for over five years.  There is currently only a limited trading market for our Common Stock and no assurance can be given that a more liquid trading market for our Common Stock will develop or be maintained.

The high and low sales prices for our Common Stock for the 2008 and 2009 fiscal years, and the subsequent interim period, were as follows:

Quarter Ended	High	Low

2008
March 31, 2008	$0.00	$0.00
June 30, 2008	$0.00	$0.00
September 30, 2008	$0.00	$0.00
December 31, 2008	$2.50	$0.70

2009
March 31, 2009	$1.00	$0.26
June 30, 2009	$2.11	$0.60
September 30, 2009	$1.90	$1.30
December 31, 2009	$2.00	$1.50

2010
March 31, 2010 (through February 9, 2010)	$1.80	$1.40

Trading in our Common Stock has been sporadic and the quotations set forth above are not necessarily indicative of actual market conditions.  All prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions.

10.	Source and Amount of Consideration; Description of Warrants

If we receive and accept tenders from holders of eligible Original Warrants, subject to the terms and conditions of this Offer to Amend and Exchange, those holders will be permitted to purchase shares of our Common Stock at amended exercise prices.

Description of Outstanding Original Warrants Subject to Offer

All of the eligible Original Warrants provide for the purchase of a specified number of shares of Common Stock at a designated price.  They were originally issued in connection with the private offerings we consummated in October 2007, and currently have exercise prices of $0.94, $1.50, $1.63, $2.04 and $3.26.  The terms of the eligible Original Warrants by class (which is determined by current exercise price) are as follows:

The $0.94 Warrants

These warrants represent the right to purchase 373,334 shares of our Common Stock, at an exercise price of $0.94 per share.  As amended, they are scheduled to expire on August 1, 2012.  They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”.  The number of shares of our Common Stock to be deliverable upon exercise of the $0.94 warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events.

The $0.94 warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock.  For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13D-G thereunder.

The $1.50 Warrants

These warrants represent the right to purchase 1,333,333 shares of our Common Stock, at an exercise price of $1.50 per share.  As amended, they are scheduled to expire on August 2, 2011.  They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”.  The number of shares of the Common Stock to be delivered upon exercise of the $1.50 warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events.  At anytime one year following the date a registration statement covering the shares of Common Stock underlying these warrants is declared effective, we will have the ability to call the warrants at a price of $0.01 per warrant, upon thirty (30) days’ prior written notice to the holders of the warrants, provided that closing price of the Common Stock exceeded $1.88 for each of the ten (10) consecutive trading days immediately preceding the date that the call notice is given by us.

The $1.50 warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants  with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock.  For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13D-G thereunder.

The $1.63 Warrants

These warrants represent the right to purchase an aggregate of 235,583 shares of our Common Stock, at an exercise price of $1.63 per share.  As amended, they are scheduled to expire on August 11, 2012.  They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”.  The number of shares of Common Stock to be deliverable upon exercise of the $1.63 warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events.

The $1.63 warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants  with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock.  For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.

The $2.04 Warrants

These warrants represent the right to purchase an aggregate of 906,190 shares of Common Stock, at an exercise price of $2.04 per share.  As amended, (i) 190,245 are scheduled to expire on August 1, 2012, and (ii) 715,945 are scheduled to expire on August 11, 2012.  They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”.  The number of shares of Common Stock to be deliverable upon exercise of the $2.04 warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events.

The $2.04 warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants  with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock.  For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13D-G thereunder.

The $3.26 Warrants

These warrants represent the right to purchase an aggregate of 2,526,208 shares of Common Stock, at an exercise price of $3.26 per share.  As amended, (i) 981,747 are scheduled to expire on August 2, 2011, and (ii) 1,544,461 are scheduled to expire on August 12, 2011.  They are exercisable for cash only, except that after the first anniversary of the date of the issuance of the warrants, if a registration statement covering the shares of Common Stock is not effective, the holder may exercise through a “cashless exercise”.  The number of shares Common Stock to be deliverable upon exercise of the $3.26 warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, rights or warrants issues, dividend distributions, stock dividends, bonus issues, asset distributions, and other standard dilutive events.  At anytime one year following the date a registration statement covering the shares of Common Stock underlying these warrants is declared effective, we will have the ability to call these warrants at a price of $0.01 per warrant, upon thirty (30) days’ prior written notice to the holders, provided that, the closing price of the Common Stock exceeded $4.08 for each of the ten (10) consecutive trading days immediately preceding the date that the call notice is given by us.

The $3.26 warrants provide that in no event shall the holder be entitled to exercise a number of these warrants if after the exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unexercised warrants and the unexercised or unconverted portion of any other securities of the Company (subject to a limitation on conversion or exercise analogous to this limitation) and (ii) the number of shares of Common Stock issuable upon exercise of the these warrants with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock.  For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, as amended, and Regulation 13D-G thereunder.

Description of Warrant Amendments

The only differences between the Original Warrants you currently hold and the Amended Warrants being offered, are that the Amended Warrants:

•	will have the lower exercise prices described below;

•	will expire twenty (20) days following the expiration of the Offer;

•
will not be subject to the limitation contained in the Original Warrants, which provides that the Original Warrants may not be exercised if the exercise would cause the holder and its affiliates to hold an aggregate of more than 9.9% of the outstanding shares of Common Stock of the Company; and

•	must be exercised for cash, as a cashless exercise of the Amended Warrants will not be permitted.

The Original Warrants may be exchanged for Amended Warrants only during the term of this Offer and opportunity to exchange Original Warrants for Amended Warrants will no longer be available once the Offer expires or is terminated by us.  The applicable cash exercise price of the Amended Warrants you receive in exchange for Original Warrants will depend on the class of your Original Warrants (which is determined by current exercise price).  The reduced cash exercise price for one share of Common Stock is as follows:

Class of Original Warrant (determined by Exercise Price)	Reduced Exercise Price for one share of Common Stock (Cash Exercise)	Variance
$0.94	$0.75	20%
$1.50	$1.20	20%
$1.63	$1.30	20%
$2.04	$1.63	20%
$3.26	$1.63	50%

We would expect that holders electing to tender their eligible Original Warrants in our Offer will do so with respect to all of their eligible Original Warrants.  To the extent, however, that holders do not tender all of their Original Warrants, the terms of their Original Warrants including exercise price, manner of exercise, expiration date, manner of transferring ownership, provisions for adjustments to exercise price and all other terms of the outstanding Original Warrants will remain unchanged.

11.	Information Concerning Emerald Dairy

Our Company

We are a producer of milk powder, rice powder and soybean milk powder, which currently comprise approximately 95%, 3% and 2% of our sales, respectively. We have an Infant & Baby Formula Milk Powder Production Permit, issued by the State General Administration of Quality Supervision and Inspection and Quarantine of the PRC. Only current license holders are permitted to produce formula milk powder in the PRC.  Through our network of over 800 salespeople, our products are distributed throughout 20 provinces in the PRC, and sold in over 5,800 retail outlets.

Our products are marketed under two brand names:

•	“Xing An Ling,” which is designed for high-end customers; and

•	“Yi Bai,” which is designed for middle and low-end customers.

The Chinese government has initiated programs to promote milk consumption and is providing incentives to increase dairy production. The dairy market today in the PRC is over $13.0 billion and is expected to grow at a rate of 15% per year for the foreseeable future. We focus on the infant formula segment of the market, which is expected to grow even faster, at a rate of approximately 23% through 2011.  Currently, it is estimated that demand for infant formula in the PRC outstrips supply by at least 2-to-1.  During the past three fiscal years our sales have grown at an average rate of more than 50% per year, with sales of $44.3 million, $29.6 million and $18.8 million for the fiscal years ended December 31, 2008, 2007 and 2006, respectively.

Because of our close proximity to our sources of fresh milk, we are able to complete the production process in approximately 30 – 35 hours, which is faster than competitors of ours that are not similarly situated.  We produced approximately 7,000 tons of milk powder at our facility in Be’ian City, Heilongjiang Province, PRC in fiscal 2007, up from approximately 5,000 tons in fiscal 2006. In 2008, by adding a third shift to the existing two shifts working schedule, we produced approximately 9,000 tons of milk powder.  In addition, in July 2008, through our wholly-owned subsidiary, Hailun Xinganling Dairy Co., Ltd. (“HXD”), we commenced construction of a new production facility in Hailun City, Heilongjiang Province, PRC, which we expect will enable us to produce an additional 9,000 tons of milk powder in 2010 and a total of 18,000 tons of milk powder annually in 2011. As a result, we believe we will have the capacity to produce approximately 27,000 tons of milk powder per year by the end of fiscal 2011. It is expected that our production of rice powder and soymilk powder will also increase in volume, while continuing to comprise an aggregate of approximately 5% of our overall sales.

All of our business is conducted through our wholly-owned Chinese subsidiaries:

•	Heilongjiang Xing An Ling Dairy Co. Limited (“XAL”), which handles our promotion, sales and administrative functions;

•	Heilongjiang Be’ian Nongken Changxing Lvbao Dairy Limited Liability Company (“Lvbao”), which handles production of our products in Be’ian City, Heilongjiang Province, PRC; and

•	HXD, which, upon completion of our new production facility, will handle additional production of our products in Hailun City, Heilongjiang Province, PRC.

Corporate Information

Our predecessor filer was incorporated under the name Micro-Tech Identification Systems, Inc. (“Micro-Tech”) pursuant to the laws of the State of Nevada on September 24, 1986. For several years prior to the Reverse Merger, Micro-Tech’s primary business operations involved seeking the acquisition of assets, property, or businesses that may be beneficial to Micro-Tech and its shareholders.

On October 9, 2007, American International Dairy Holding Co., Inc., a Nevada corporation (“AIDH”) became a wholly-owned subsidiary of Micro-Tech, when it merged with Micro-Tech’s wholly-owned subsidiary, which was organized for that purpose (the “Reverse Merger”). Immediately following the Reverse Merger, Micro-Tech succeeded to the business of AIDH as its sole line of business, and changed its name to Amnutria Dairy Inc.  On January 25, 2008, we changed our name from Amnutria Dairy Inc. to Emerald Dairy Inc.

AIDH was organized pursuant to the laws of the State of Nevada on April 18, 2005, for the purpose of acquiring the stock of Heilongjiang Xing An Ling Dairy, Co.  On May 30, 2005, AIDH acquired Heilongjiang Xing An Ling Dairy Co. Limited, (“XAL”), a corporation formed on September 8, 2003 in Heilongjiang Providence, PRC. This transaction was treated as a recapitalization of XAL for financial reporting purposes. The effect of this recapitalization was rolled back to the inception of XAL for financial reporting purposes.

Prior to September 23, 2006, XAL owned approximately 57.7% of Heilongjiang Beian Nongken Changxing LvbaoDairy Limited Liability Company (“LvBao”), with the remaining balance being held by AIDH’s sole shareholder. On September 23, 2006, the remaining 42.3% ownership in LvBoa was transferred to XAL and was treated as an additional capital contribution. The effect of this contribution by the sole shareholder was rolled back to September 8, 2003 for financial reporting purposes.

On May 22, 2008, we formed AIDH’s wholly-owned subsidiary, HXD, under the laws of the PRC.  Upon completion of our new production facility, HXD will handle additional production of our products in Hailun City, Heilongjiang Province, PRC

All of the business of AIDH is conducted through AIDH's wholly-owned subsidiaries, XAL and HXD, and XAL's subsidiary, LvBao.

Our U.S. offices are located at 11990 Market Street, Suite 205, Reston, Virginia 20190, telephone number (703) 867-9247.  Our corporate headquarters are located at 10 Huashan-lu, Xiangfang-qu, 9th Floor, Wanda Building, Harbin City, Heilongjiang Province, PRC 150001.

For financial statements and additional information about us please refer to our 2008 Annual Report, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and any Current Reports on Form 8-K that we file with the SEC.  The Company’s 2008 Annual Report, Quarterly Reports on Form 10-Q and Current Reports on form 8-K can be accessed electronically on the SEC’s website at http://www.sec.gov.

Summary Financial Information

The following summary financial information should be read in conjunction with our 2008 Annual Report and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009:

Consolidated Statements of Operations:

	For the Nine Months Ended September 30,		For the Fiscal Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Sales	$31,261,491	$32,560,256	$44,325,179	$29,618,008
Cost of Goods Sold	17,057,583	19,845,232	26,546,291	19,064,905
Gross Profit	14,203,908	12,715,024	17,778,888	10,553,103
Total Operating Expenses	9,579,027	10,355,970	14,210,578	6,875,197
Total Other (Expense)	(63,466)	(262,862)	(413,605)	(9,443)
Provision for Income Taxes	860,948	586,957	840,198	118,325
Net Income	$3,700,467	$1,509,235	$2,314,507	$3,550,138
Basic Earnings Per Share	$0.12	$0.05	$0.08	$0.15
Basic Weighted Average Shares Outstanding	29,979,356	29,299,332	29,299,332	24,211,872
Diluted Earnings Per Share	$0.12	$0.05	$0.08	$0.15
Diluted Weighted Average Shares Outstanding	30,429,024	29,563,708	29,518,067	24,271,991
Comprehensive Income	$3,690,611	$2,588,087	$3,481,375	$4,185,217

Consolidated Balance Sheets:

	As at September 30,	As at December 31,
	2009	2008	2007
	(Unaudited)	(Audited)	(Audited)

Cash and cash equivalents	$9,681,007	$7,343,588	$6,560,931
Total current assets	$22,297,720	$18,710,381	$16,594,937
Property, plant and equipment, net	$5,743,716	$6,101,566	$3,320,081
Total assets	$36,402,432	$28,674,375	$20,030,246
Total current liabilities	$7,577,525	$8,253,183	$3,480,666
Put/Call Liability	—	—	$3,169,444
Total stockholders' equity	$28,824,907	$20,421,192	$13,380,136

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock

As of the date of this Offer, none of our executive officers or directors hold outstanding Original Warrants which are eligible for exchange pursuant to this Offer to Amend and Exchange.

To the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the eligible Original Warrants during the past 60 days.  In addition, except as otherwise described below, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

In connection with the October Offerings, as further described in Section 1 “Purpose of the Offer" above, we entered into Registration Rights Agreements (each, a “Registration Rights Agreement,” and collectively the “Registration Rights Agreements”) with certain investors (collectively, the “Investors”), pursuant to which we agreed that within thirty (30) business days of the respective closing date (the “Filing Date”), we would file a registration statement with the SEC (the “Registration Statement”) covering the resale of (i) the shares of Common Stock purchased in the October Offerings (the “Purchased Shares”), and (ii) the Common Stock issuable upon exercise of Warrant W-1, Warrant W-2, the Class A Warrants, and the Class B Warrants (collectively (i), (ii), (iii) and (iv), the “Registrable Securities”).  Further, we agreed to use our best efforts to (i) cause the Registration Statement to be declared effective within ninety (90) calendar days from the Filing Date, or, if reviewed by the SEC, within one hundred eighty (180) calendar days after the Filing Date, and (ii) keep the Registration Statement continuously effective until all of the Registrable Securities have been sold, or may be sold without volume restrictions pursuant to Rule 144.

Pursuant to the Registration Rights Agreements, we were required to pay liquidated damages to the holders of the Purchased Shares if (i) we failed to file the Registration Statement within thirty (30) business days from the Closing Date, (ii) the SEC did not declare the Registration Statement effective within ninety (90) days of the Filing Date (or one hundred eighty (180) days in the event of a review by the SEC) (the “Effectiveness Date”), (iii) we failed to request acceleration of effectiveness within five (5) business days of a notice of no further review from the SEC, (iv) we failed to respond to the SEC within ten (10) business days of receipt by us of any comments on the Registration Statement, or (v) after it has been declared effective, the Registration Statement ceases to be effective or available or if we suspend the use of the prospectus forming a part of the Registration Statement (A) for more than thirty (30) days in any period of 365 consecutive days if we suspend in reliance on its ability to do so due to the existence of a development that, in the good faith discretion of its board of directors, makes it appropriate to so suspend or which renders us unable to comply with SEC requirements, or (B) for more than ninety (60) days in any period of 365 consecutive days for any reason. The liquidated damages accumulated at the rate of one and one-half percent (1.5%) of the purchase price paid by the Investors for units of our securities purchase in the October Offerings for each thirty (30) day period during which the registration default was continuing; provided, however, that (i) we were not liable for liquidated damages with respect to any warrants or shares of Common Stock underlying the warrants, and (ii) in no event were we liable for liquidated damages in excess of 1.5% of the aggregate purchase price of the securities purchased in the October Offerings in any 30 day period, and (iii) the maximum aggregate liquidated damages payable to any purchaser in the October Offerings was 20% of the aggregate purchase price paid by such purchaser.  The Registration Rights Agreement further required that if we failed to pay any partial liquidated damages in full within seven days after the date payable, we were required to pay interest thereon at a rate of 15% per annum, until such amounts, plus all such interest thereon, were paid in full.

Notwithstanding anything to the contrary stated in the Registration Rights Agreements, we were entitled to limit the Registrable Securities to the extent necessary to avoid any issues arising from the recent interpretations by the SEC of Rule 415 of the Securities Act.

We did not satisfy these registration requirements and, as a result, accrued a total of $1,201,998 in liquidated damages through October 19, 2008, the date the shares purchased in the October Offerings became eligible for sale pursuant to Rule 144 under the Securities Act. Pursuant to the Registration Rights Agreement, the liquidated damages were payable in cash or shares of our Common Stock, at our discretion. As of October 5, 2009, in full payment of the liquidated damages, we issued an aggregate of 667,777 shares of our Common Stock to the Investors, valued at $1.80 per share, the closing price on the OTCBB on October 20, 2008. In addition, pursuant to the Registration Rights Agreements, if we failed to pay any liquidated damages in full within seven days after the date payable, we were required to pay interest thereon at a rate of 15% per annum until such amounts, plus all such interest thereon, are paid in full. Therefore, as of October 5, 2009, we paid interest in the aggregate amount of approximately $172,900, by issuing an aggregate of 108,056 additional shares of our Common Stock, valued at $1.60 per share, the closing price of our Common Stock on the OTCBB on October 2, 2009.

Pursuant to the provisions of Section 10 of each of the Original Warrants, the original expiration dates of the Original Warrants were to be extended beyond their initial stated termination dates for certain specified periods until the Company satisfied certain registration rights provisions relating to the shares of the Company’s Common Stock underlying the Original Warrants.  As a result of our satisfaction of the registration rights provisions on January 28, 2010, the expiration dates of the Original Warrants were adjusted to provide as follows:

•	373,334 Original Warrants exercisable at $0.94 per share that would otherwise have expired on October 9, 2010 now expire on August 1, 2012;

•	1,333,333 Original Warrants exercisable at $1.50 per share that would otherwise have expired on October 9, 2009 now expire on August 2, 2011;

•	190,245 Original Warrants exercisable at $2.04 per share that would otherwise have expired on October 9, 2010 now expire on August 1, 2012;

•	981,747 Original Warrants exercisable at $3.26 per share that would otherwise have expired on October 9, 2009 now expire on August 2, 2011;

•	235,583 Original Warrants exercisable at $1.63 per share that would otherwise have expired on October 19, 2010 now expire on August 11, 2012;

•	715,945 Original Warrants exercisable at $2.04 per share that would otherwise have expired on October 19, 2010 now expire on August 11, 2012; and

•	1,544,461 Original Warrants exercisable at $3.26 per share that would otherwise have expired on October 19, 2009 now expire on August 12, 2011.

On March 2, 2009, our board of directors adopted our 2009 Equity Incentive Plan (the “2009 Plan”).  On March 11, 2009 (the “Record Date”), we obtained the written consent of the holders of 15,414,577 shares of our Common Stock, which as of the Record Date represented approximately 52.7% of our outstanding voting securities, to adopt the 2009 Plan. 1,500,000 shares of the Company’s Common Stock have been reserved for issuance under the Plan.

On March 2, 2008, we issued an aggregate of 703,200 non-qualified, ten-year stock options to our executive officers and directors (the “March Options”). Each of the March Options has an exercise price of $0.42 per share, which was the closing price of our Common Stock on the OTCBB on March 2, 2009. 175,800 of the March Options vested on September 2, 2009.  An additional 175,800 of the March Options will vest on each of March 2, 2010, September 2, 2010 and March 2, 2011.  The exercise price of the March Options may be exercised on a “cashless” basis and are subject to such other provisions as are contained in the 2009 Plan.

On November 10, 2009, we granted non-qualified, ten-year stock options to purchase 380,000 shares of our Common Stock to one of our executive officers (the “November Options”). The November Options have an exercise price of $1.80 per share, which was the closing price of our Common Stock on the OTCBB on November 9, 2009.  The November Options will vest with respect to 25% of the underlying shares on each of May 10, 2010, November 10, 2010, May 10, 2011 and November 10, 2011. The November Options may be exercised on a “cashless” basis and are subject to such other provisions as are contained in the 2009 Plan.

On November 10, 2009, we also granted share appreciation rights (the “SARs”) with respect to 380,000 shares of our Common Stock to one of our executive officers. The SARs have an exercise price of $1.80 per share, which was the closing price of our Common Stock on the OTCBB on November 9, 2009. The SARs have a term of ten (10) years from the date of grant. The SARs will vest with respect to 25% of the underlying shares on each of May 10, 2010, November 10, 2010, May 10, 2011 and November 10, 2011. The SARs are subject to such other provisions as are contained in the 2009 Plan.

13.	Legal Matters; Regulatory Approval

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Original Warrants as contemplated herein.  Our obligation under the Offer to Amend and Exchange to accept any tendered Original Warrants for exchange is subject to conditions, including the conditions described in under Section 8.

14.	Certain Material United States Federal Income Tax Consequences

General

The following is a general discussion of certain U.S. federal income tax considerations with respect to (i) the exchange of your eligible existing Original Warrants for Amended Warrants; (ii) the exercise of the Amended Warrants and (iii) the ownership and disposition of our Common Stock applicable to U.S. and non-U.S. holders.  The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all of which are subject to change (possibly with retroactive effect).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of that investor’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes.  This discussion deals only with shares of our Common Stock held as “capital assets,” within the meaning of Section 1221 of the Code, and does not purport to be applicable to special categories of investors, such as banks, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities that elect to market their securities holdings, persons subject to the alternative minimum tax, entities classified as partnerships, controlled foreign corporations or passive foreign investment companies for United States federal income tax purposes, pass-through entities, certain former citizens or long-term residents of the United States subject to tax as expatriates, persons holding our Common Stock through a “hybrid entity,” or persons holding our Common Stock as a hedge against currency risks, as a position in a “straddle” or as part of a “wash sale,” “hedging,” “conversion,” “constructive sale,” or “integrated” transaction for tax purposes.  If a partnership holds our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  Thus, persons who are partners in a partnership holding our Common Stock should consult their own tax advisors. We have not sought any ruling from the Internal Revenue Service, or “IRS,” with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR U.S. AND NON-U.S. HOLDERS RELATING TO THE EXCHANGE OF ORIGINAL WARRANTS PROVIDED HEREIN; THE EXERCISE OF AMENDED WARRANTS IN EXCHANGE FOR OUR COMMON STOCK AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.  YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME, ESTATE AND OTHER TAX LAWS) OF THE EXCHANGE OF ORIGINAL WARRANTS PROVIDED HEREIN; THE EXERCISE OF AMENDED WARRANTS IN EXCHANGE FOR OUR COMMON STOCK AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

U.S. Holder of Warrants

As used in this discussion, the term “U.S. holder” means a holder that is a beneficial owner of an Original Warrant that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

Exchange of Original Warrants for Amended Warrants

Although the issue is unclear, and we have not sought or received an opinion on the U.S. federal income tax consequences of the exchange of Original Warrants for Amended Warrants, we intend to take the position that an exchange of Original Warrants for Amended Warrants will constitute a recapitalization for U.S. federal income tax purposes.  Under this treatment, (i) a U.S. Holder who exchanges Original Warrants for Amended Warrants will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange, and (ii) such U.S. Holder’s tax basis in the Amended Warrants received will be equal to the U.S. Holder’s tax basis in the Original Warrants exchanged therefore.

Because the U.S. federal income tax consequences of the exchange of Original Warrants for Amended Warrants is unclear, there can be no assurance in this regard and alternative characterizations are possible that would require U.S. Holders to recognize taxable income.  If our treatment of an exchange of Original Warrants for Amended Warrants were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to U.S. taxation in accordance with the rules described below under “Consequences to U.S. Holders - Dispositions of Common Stock”.  In addition, under this treatment, a U.S. Holder’s tax basis in the Amended Warrants received would be equal to the fair market value of the Amended Warrants on the date of the exchange.

Exercise of Amended Warrants

Upon the exercise of an Amended Warrant, a U.S. Holder will not recognize gain or loss and will have an adjusted tax basis in the Common Stock acquired pursuant to such exercise equal to such U.S. Holder’s tax basis in the Amended Warrant plus the exercise price for such Amended Warrant.  The holding period for such Common Stock so acquired will generally commence on the day after the date of exercise of the Amended Warrant.

Dividends

Except for certain stock dividends which may be received in non-taxable distributions, a distribution which we make to a U.S. holder with respect to its shares of our Common Stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.  Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the U.S. holder’s shares of our Common Stock and, to the extent it exceeds the adjusted basis in the U.S. holder’s shares of our Common Stock, as capital gain from the sale or exchange of such stock.

For taxable years beginning before January 1, 2011, dividends paid to an individual or other noncorporate holder will be taxed at special reduced rates, the maximum U.S. federal tax rate being 15%, provided that the holder satisfies certain holding period requirements.

Corporate holders will generally be entitled to a deduction equal to 70% of distributions which are treated as dividends on the Common Stock.  However, these holders will not be entitled to this deduction with respect to amounts treated as a return of capital or capital gain.  In addition, the benefit of this deduction may be reduced by the corporate alternative minimum tax.  This dividends received deduction is subject to various limitations, which, among other things, require a certain holding period and restrict the availability of the deduction if the stock is “debt-financed.”  Corporate holders should consult their tax advisors as to their eligibility for this deduction.

Sale, Redemption or Other Taxable Disposition of Common Stock

Except in certain circumstances described below, upon a sale or other taxable disposition of the Common Stock, a U.S. holder generally will recognize capital gain or loss for U.S. federal income tax purposes.  The amount of this gain or loss will be measured by the difference between:

•	the sum of the amount of cash and the fair market value of any property received upon the sale or other taxable disposition of the Common Stock, and

•	the holder’s adjusted tax basis in the Common Stock being sold or disposed of.

This gain or loss will be long-term capital gain or loss if the holding period for such Common Stock is more than one year.  Noncorporate U.S. holders generally should qualify for a maximum tax rate of 15% with respect to long-term capital gain (subject to higher rates which are scheduled to take effect under current law for taxable years beginning on or after January 1, 2011), and corporate holders will generally be subject to tax at a maximum rate of 35%.  Capital losses are used to offset capital gains.  However, for noncorporate taxpayers, excess capital losses for the loss year are allowed as a deduction against ordinary income, up to the lesser of $3,000 or the amount of the excess.  Unused capital losses may be carried forward indefinitely by a noncorporate taxpayer.  A holder’s tax basis in the Common Stock will generally be the price which the holder paid for the stock (which for these purposes will be comprises of the price paid to acquire the Original Warrants plus the exercise price paid pursuant to the Amended Warrants), subject to applicable adjustments (if any), such as reduction for a return of capital distribution on the Common Stock.

Redemption of Common Stock may be treated either as a distribution or as a sale.  A redemption of Common Stock will be treated as a sale if all of the holder’s interest in the corporation is redeemed or certain other tests are met which generally involve a sufficient reduction in the holder’s interest (including deemed interest under certain constructive ownership rules) in the corporate issuer of the stock.  If the transaction is treated as a sale, then the tax treatment of the holder will follow that which is described above with respect to the sale of stock.  Alternatively, the entire amount of the cash or property received on a redemption may be treated as a distribution.  This treatment will be applied without an offset of the holder’s tax basis in the redeemed shares.  Rather, all of the redemption proceeds will be treated in the same manner as distributions described above.  The holder’s basis in the redeemed Common Stock, to the extent not reduced through a return of capital distribution, will be transferred to the holder’s remaining shares of our Common Stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, Common Stock.  Under the Code and applicable Treasury Department Regulations, a U.S. holder of Common Stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on Common Stock, or the proceeds of a sale, exchange or disposition of Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U S. federal income tax liability (and may entitle the U.S. holder to a refund) provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holder of Common Stock

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our Common Stock that is not, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from our Common Stock.

Exchange of Original Warrants for Amended Warrants

Although the issue is unclear, and we have not sought or received an opinion on the U.S. federal income tax consequences of the exchange of Original Warrants for Amended Warrants, we intend to take the position that an exchange of Original Warrants for Amended Warrants will constitute a recapitalization for U.S. federal income tax purposes.  Under this treatment, (i) a non-U.S. Holder who exchanges Original Warrants for Amended Warrants will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange, and (ii) such non-U.S. Holder’s tax basis in the Amended Warrants received will be equal to the non-U.S. Holder’s tax basis in the Original Warrants exchanged therefor.

Because the U.S. federal income tax consequences of the exchange of Original Warrants for Amended Warrants is unclear, there can be no assurance in this regard and alternative characterizations are possible that would require non-U.S. Holders to recognize taxable income.  If our treatment of an exchange of Original Warrants for Amended Warrants were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging non-U.S. Holders may be subject to U.S. taxation in accordance with the rules described below under “Consequences to Non-U.S. Holders—Dispositions of Common Stock”.  In addition, under this treatment, a non-U.S. Holder’s tax basis in the Amended Warrants received would be equal to the fair market value of the Amended Warrants on the date of the exchange.

Exercise of Amended Warrants

Upon the exercise of an Amended Warrant, a non-U.S. Holder will not recognize gain or loss and will have an adjusted tax basis in the Common Stock acquired pursuant to such exercise equal to such non-U.S. Holder’s tax basis in the Amended Warrant plus the exercise price for such Amended Warrant.  The holding period for such Common Stock so acquired will generally commence on the day after the date of exercise of the Amended Warrant.

Dividends

In general, any distributions which we make to a non-U.S. holder with respect to its shares of our Common Stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate.

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.  Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our Common Stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our Common Stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements.  Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States.  Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our Common Stock unless:

•
the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of distribution and certain other conditions are met; or

•
we are or have been a U.S. real property holding corporation, which we refer to as a “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our Common Stock and the non-U.S. holder has held (directly or by attribution) more than 5% of our Common Stock during that time period.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates.  If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain.  An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our Common Stock (and certain other conditions are met) will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.  We are currently not a USRPHC and do not expect to become a USRPHC.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder.  These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty.  Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our Common Stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Common Stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States.  However, if a non-U.S. holder sells or otherwise disposes of its shares of our Common Stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).  Information reporting will also apply if a non-U.S. holder sells its shares of our Common Stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional income tax.  Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner.  Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION.  INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THE EXCHANGE OF ORIGINAL WARRANTS PROVIDED HEREIN; THE EXERCISE OF AMENDED WARRANTS IN EXCHANGE FOR OUR COMMON STOCK AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

CIRCULAR 230
TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF ELIGIBLE ORIGINAL WARRANTS OR COMMON STOCK ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES IN THIS OFFER IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UP BY SUCH HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS ADDRESSED HEREIN; AND (C) EACH HOLDER OF ORIGINAL WARRANTS OR COMMON STOCK SHOULD SEEK ADVICE BASED ON HIS, HER OR ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible Original Warrants pursuant to the Offer to Amend and Exchange.  The Company engaged Computershare Inc. to act as exchange agent in connection with the Offer and agreed to pay them a fee of $5,000.

16.	Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offer to Amend and Exchange is a part.  This Offer to Amend and Exchange does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I.  We recommend that you review the SC TO-I, including its additional exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your Original Warrants:

•	the description of our capital stock contained in our Current Report on Form 8-K, filed October 15, 2007, including any amendments or reports filed for the purpose of updating that description.

•	our 2008 Annual Report on Form 10-K, filed with the SEC on April 9, 2009.

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on November 16, 2009.

These filings and other information about us can be inspected and copied at prescribed rates at the SEC’s public reference room at 100 F Street, N.E., N.W., Washington, D.C. 20549.  You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC’s site on the Internet’s World Wide Web, located at http://www.sec.gov.

We will provide without charge to each person to whom a copy of the Offer to Amend and Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests should be directed to Emerald Dairy Inc., 11990 Market Street, Suite 205, Reston, Virginia 20190, Attn.: Shu Kaneko, Chief Financial Officer, telephone number (703) 867-9247.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document.  Should you find inconsistencies between the documents, or between a document and this Offer to Amend and Exchange, you should rely on the statements made in the most recent document.  The information contained in this Offer to Amend and Exchange should be read together with the information contained in the documents to which we have referred you.

17.	Forward-Looking Statements

This Offer to Amend and Exchange and our SEC reports referred to above include “forward-looking statements”.  These forward-looking statements include, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “projects,” and other words of similar import or the negative of those terms or expressions.  Such forward-looking statements, including our expectations related to the availability of financing and other factors, may cause the actual results, performance or achievements of Emerald Dairy to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual results could differ materially from those set forth in such forward-looking statements as a result of the “Risk Factors” described in our 2008 Annual Report and other risks detailed in our reports filed with the SEC and those contained in this memorandum under the heading “Certain Risks of Participating in the Offer.”

18.	Miscellaneous

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Original Warrants pursuant to the Offer to Amend and Exchange.  You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Amend and Exchange, the Election Form or any other related document.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.